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                                                                  Exhibit (b)(3)


                        PW REAL ESTATE INVESTMENTS INC.
                          1285 Avenue of the Americas
                            New York, New York 10019


                                                November 8, 2000

Radiant Partners, LLC
551 Fifth Avenue Suite
1416 New York, NY 10017

Attention:   Mr. Daniel Friedman

Dear Mr. Friedman:

     Reference is made to the commitment letter for mezzanine financing between Radiant Partners, LLC, Daniel Friedman, Anne Zahner and David Schonberger (collectively, the "Client"), and PW Real Estate Investments Inc. ("Lender"), dated July 5, 2000 (the "Original Commitment Letter"), as amended by that certain letter agreement between the Client and Lender, dated September 19, 2000 (the "First Amendment" and collectively with the Original Commitment Letter, the "Prior Amended Commitment Letter"). Capitalized terms used in this letter and not defined shall be as defined in the First Amendment, or if such terms are not defined in the First Amendment, as defined in Original Commitment letter.

     The Client and Lender hereby amend the Prior Amended Commitment Letter as provided in this letter agreement (this "Second Amendment"). The term "Commitment Letter" means the Prior Amended Commitment Letter, as amended by this Second Amendment.

1. Section 2 of the First Amendment is hereby deleted and replaced in its entirety with the following:

          Closing Date: The Closing Date for the Mezzanine Loan will be on or prior to January 12, 2001, or as otherwise agreed to by Lender and the Client. If for any reason the closing of the Mezzanine Loan (the "Closing") does not occur on or prior to January 12, 2001, Lender will have the right to terminate its obligations under this Commitment.

2. Minimum Loan Amount: Subject to satisfaction of the terms and conditions of this Commitment, Newco shall not be entitled to borrow less than $10,000,000 of principal under the Mezzanine Loan, and Lender shall not be required to fund less than $10,000,000 of principal under the Mezzanine Loan.



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     The Commitment Letter, Fee Letter and Indemnification Agreement remain in full force and effect and are hereby ratified by the Client and Lender in all respects.

     Please indicate your acknowledgment and agreement with the terms of this letter by signing and returning an original to Jim Glasgow. This letter may be executed in any number of counterparts.


                                        Very truly yours,

                                        PW REAL ESTATE INVESTMENTS INC.

                                        By: /s/ James G. Glasgow
                                           ---------------------------
                                           James G. Glasgow
                                           Senior Vice President

Accepted and Agreed by the Client:

RADIANT PARTNERS, LLC

By: /s/ Daniel Friedman
   ---------------------------
   Name:  Daniel Friedman
   Title: Managing Member


As Individuals:



/s/ Daniel Friedman
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Daniel Friedman




/s/ Anne Zahner
------------------------------
Anne Zahner



/s/ David Schonberger
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David Schonberger



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